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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:    DONALD V. RHODES
                                    CHAIRMAN, PRESIDENT AND CEO
                                    360/943-1500

THURSDAY, DECEMBER 17, 1998, 5:00 P.M. PACIFIC TIME

              HERITAGE FINANCIAL CORPORATION ANNOUNCES TERMINATION
                 OF MERGER AGREEMENT WITH HARBOR BANCORP, INC.

Olympia, Washington -- December 17, 1998 -- Heritage Financial Corporation located in Olympia, Washington, and Harbor Bancorp, Inc., parent company of the $130.4 million Bank of Grays Harbor in Aberdeen, Washington, announced today that they have mutually agreed to cancel their plans to merge. The proposed merger was announced in mid August of this year.

In commenting on the termination agreement, Donald V. Rhodes, Chairman, President and Chief Executive Officer of Heritage Financial Corporation, stated, "Heritage has the greatest admiration and respect for the outstanding franchise that has been developed by Bob Worrell and his Board and staff at Harbor. However, as the consummation date of this proposed merger was drawing nearer, it was becoming increasingly apparent that the transaction value of the merger at the scheduled consummation date would have been considerably less than the transaction value of the merger on the date the transaction was announced back in August. Like many other publicly traded financial institutions, the trading price of Heritage stock has declined since early September, 1998, and this decline was having a negative effect on the transaction value of the proposed Harbor transaction. Based on this decline in the transaction value, both Boards decided mutually to terminate our agreement. This decision will have no impact on Heritage's other pending merger transaction with Washington Independent Bancshares."

Robert J. Worrell, President and Chief Executive Officer of Harbor Bancorp, Inc. stated, "We have tremendous respect for Heritage and its people. On reflection, however, we did not feel that it was the right time for Harbor Bancorp to take this significant step. We terminate our agreement with Heritage as friends."

Heritage Financial Corporation is a financial services holding company based in Olympia, Washington. Through its wholly-owned subsidiary, Heritage Bank, Heritage has twelve offices in Thurston, Pierce and Mason Counties in the South Puget Sound area of Washington. At September 30, 1998, Heritage had total assets of $417.9 million and shareholders' equity of approximately $95.2 million. Heritage has a pending agreement to acquire Washington Independent Bancshares, Inc. and its subsidiary, Central Valley Bank, N.A., Toppenish, Washington. The acquisition of Washington Independent Bancshares, Inc. will not be affected by this announcement and is expected to be consummated during the first quarter of 1999. On a combined pro forma basis, including the pending merger with Washington Independent Bancshares, Inc., Heritage is expected to have more than $479 million in assets.

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly-acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in Heritage Financial's Securities and Exchange Commission Filings.